Exhibit 99.1
CACI Reports Results for Its Fiscal 2027 First Quarter
Revenues of $2.5 billion, up 8.2% YoY
Net income of $130.4 million; Diluted EPS of $5.84, up 3.7% YoY
Adjusted net income of $171.0 million; Adjusted diluted EPS of $7.66, up 11.8% YoY
EBITDA of $328.8 million and EBITDA margin of 13.3%
Contract awards of $4.8 billion and book-to-bill of 2.0x
Raising fiscal year 2027 guidance for Revenue, Adjusted net income, and Adjusted EPS;
reaffirming guidance for other financial metrics

RESTON, Va.--(PR Newswire)--CACI International Inc (NYSE: CACI) announced results today for its fiscal first quarter ended September 30, 2026.

“Our first quarter results represent a strong start to fiscal year 2027, highlighted by revenue and EBITDA growth, strong EBITDA margin, and healthy free cash flow. We also delivered a 2.0x book-to-bill and another quarter of double-digit funded backlog growth. Our mission proximity, software-defined approach, ability to invest ahead of customer need, and superior execution continue to differentiate CACI and drive our performance,” said John Mengucci, CACI President and Chief Executive Officer. “Based on our results, large and growing backlog, and healthy pipeline, we are raising our fiscal year 2027 revenue and earnings profit outlook while reaffirming guidance for other financial metrics. We remain confident in our ability to drive long-term growth in free cash flow per share and deliver exceptional value for our customers and shareholders.”
First Quarter Results

	Three months ended
(in millions, except earnings per share and DSO)	9/30/2026	9/30/2025	% Change[1]
Revenues	$2,474.6	$2,287.6	8.2%
Income from operations	$247.5	$212.3	16.6%
Net income	$130.4	$124.8	4.5%
Adjusted net income, a non-GAAP measure[2]	$171.0	$151.7	12.7%
Diluted earnings per share	$5.84	$5.63	3.7%
Adjusted diluted earnings per share, a non-GAAP measure[2]	$7.66	$6.85	11.8%
Earnings before interest, taxes, depreciation and amortization (EBITDA), a non-GAAP measure[2]	$328.8	$268.6	22.4%
Net cash provided by operating activities excluding MARPA, a non-GAAP measure[2]	$144.8	$160.0	(9.5)%
Free cash flow, a non-GAAP measure[2]	$133.5	$143.0	(6.6)%
Days sales outstanding (DSO)[3]	59	56
(1)Percentages are calculated using the underlying whole dollar amounts. Some percentages may vary slightly due to rounding.
(2)This non-GAAP measure should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP. For additional information regarding this non-GAAP measure, see the related explanation and reconciliation to the GAAP measure included below in this release.
(3)The DSO calculations for three months ended September 30, 2026 and 2025 exclude the impact of the Company’s Master Accounts Receivable Purchase Agreement (MARPA), which was 7 days for both periods.
Revenues in the first quarter of fiscal year 2027 increased 8.2% year-over-year, including 2.1% organic growth. The increase in income from operations was driven by higher revenues and gross profit. Growth in diluted earnings per share and adjusted diluted earnings per share were driven by higher income from operations, partially offset by higher interest expense and a higher tax provision. The decrease in cash from operations, excluding MARPA, was driven primarily by higher working capital.

First Quarter Contract Awards
Contract awards in the first quarter totaled $4.8 billion, with approximately 61% for new business to CACI. Awards exclude ceiling values of multi-award, indefinite delivery, indefinite quantity contracts. Some notable awards during the quarter were:
•CACI was awarded a one-year plus four option periods award to support U.S. Central Command (USCENTCOM) and its mission partners across a demanding and rapidly changing mission environment. The award has a ceiling of $1.5 billion, of which CACI recognized $1.2 billion of award and backlog value based on current requirements in the first quarter of fiscal year 2027. Through Apollo, CACI will help USCENTCOM make faster decisions and coordinate more effectively across commands and partners. The company’s capabilities will enhance planning, analysis, information integration, and mission execution across the command’s area of responsibility. CACI will help commanders turn information into actionable insight and operate with greater confidence in contested or denied territories, allowing warfighters to out-compete adversaries in the information environment.
•CACI was awarded a five-year, $1.6 billion task order to continue to help the U.S. Army Special Operations Command (USASOC) stay ahead of emerging threats across every domain. CACI recognized $1.2 billion of award and backlog value based on current requirements in the first quarter of fiscal year 2027. Through the Special Operations Forces Emerging Threats, Operations, and Planning Support 2 (SOFETOPS 2) program, CACI will continue providing critical operational planning and support that strengthens USASOC’s ability to act decisively and work seamlessly with its strategic partners wherever the mission requires.
•CACI was awarded a five-year task order valued at up to $281 million by the U.S. Navy’s Naval Surface Warfare Center (NSWC) Crane to support in strengthening and advancing next-generation electromagnetic warfare capabilities across the Department of War (DoW).
•CACI was awarded a 12-month extension to provide information technology system development, sustainment, and modernization to a government customer.
•CACI was awarded a five-year task order valued at up to $185 million to support the U.S. Army's Program Manager Expeditionary Energy and Sustainment Systems (PM E2S2). CACI will develop and integrate technologies that help soldiers sustain operations in contested and austere environments.
•CACI was awarded a task order ceiling increase valued at up to $153 million to continue providing unmanned systems support to the U.S. Army Combat Capabilities Development Command (DEVCOM) – Command, Control, Communications, Computers, Cyber, Intelligence, Surveillance, and Reconnaissance (C5ISR) Center to enable warfighter rapid response to current and emerging threats.
•CACI was awarded a five-year task order to modernize financial management systems for a federal customer.
•CACI was awarded a three and a half-year contract to provide communications sustainment and modernization for a government customer.
•CACI was awarded a four-year task order valued at up to $146 million to support the Naval Surface Warfare Center Carderock Division (NSWCCD) in advancing next-generation maritime capabilities for the U.S. Navy.
•CACI was awarded a five-year contract to sustain and modernize financial management systems for a Department of War customer.
Total backlog as of September 30, 2026, was $34.0 billion compared with $33.9 billion a year ago, an increase of 0.3%. Funded backlog as of September 30, 2026, was $6.2 billion compared with $5.4 billion a year ago, an increase of 14.8%.
Additional Highlights
•CACI was selected as one of 15 awardees to deliver technology that will defend U.S. interests against adversarial threats for the U.S. Space Force. Under the National Space Test and Training Complex (NSTTC) Innovative Technology & Engineering – Space Test and Range (NITE‑STAR) contract, CACI will deliver critical technology advancements that strengthen and modernize the test and training architectures required for realistic operations.
•CACI officially opened the CACI Manufacturing Center of Excellence for Defense Electronics in the Greater Rochester, New York, area, marking the next chapter in the company’s long-term investment in the region and continued transformation into a technology-first national security company. The additional 61,000-square-foot facility increases CACI’s manufacturing space by more than 300% and will serve as a hub for the development, test, assembly, and delivery of advanced electronic warfare technologies that give U.S. forces a decisive advantage in contested environments.
•CACI announced that Marcie Small has been appointed Executive Vice President and Chief Human Resources Officer. Small succeeds Angie Combs, who retired from the company after more than seven years of service. With more than 25 years of leadership experience in human capital management, Small has a proven track record of modernizing talent strategies, developing leaders, and building high-performing workforces.

•CACI announced the launch of Good Dogs for Great Americans, the company's signature philanthropy program dedicated to helping veterans regain independence through specially trained service dogs. In partnership with the Washington Capitals and America's VetDogs, the program turns defense on the ice into life-changing support for those who defended our nation.
Fiscal Year 2027 Guidance
The table below summarizes our fiscal year 2027 guidance and represents our views as of October 21, 2026.

(in millions, except earnings per share)	Fiscal Year 2027
	Current guidance	Prior guidance
Revenues	$10,700 - $10,900	$10,650 - $10,850
Adjusted net income, a non-GAAP measure[1]	$740 - $760	$735 - $755
Adjusted diluted earnings per share, a non-GAAP measure[1]	$33.18 - $34.08	$32.96 - $33.86
Diluted weighted average shares	22.3	22.3
Free cash flow, a non-GAAP measure[2]	At least $900	At least $900
(1)Adjusted net income and adjusted diluted earnings per share are defined as GAAP net income and GAAP diluted EPS, respectively, excluding intangible amortization expense and the related tax impact. This non-GAAP measure should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP. For additional information regarding this non-GAAP measure, see the related explanation and reconciliation to the GAAP measure included below in this release.
(2)Free cash flow is defined as net cash provided by operating activities excluding MARPA, less payments for capital expenditures. This non-GAAP measure should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP.
Conference Call Information
We have scheduled a conference call for 8:00 a.m. Eastern time Thursday, October 22, 2026, during which members of our senior management will be making a brief presentation focusing on first quarter results and operating trends, followed by a question-and-answer session. You can listen to the webcast and view additional information provided in the accompanying slide exhibits on CACI’s investor relations website at http://investor.caci.com/events/default.aspx at the scheduled time. A replay of the call will also be available on CACI’s investor relations website at http://investor.caci.com/.

About CACI
CACI International Inc (NYSE: CACI) is a technology-first national security company that expands the limits of national security through innovation, discipline, and operational excellence. We deliver advanced technologies that help our customers move faster, operate more efficiently, and anticipate and defeat evolving threats. Our 27,000 talented employees and strong culture drive our success and have earned CACI recognition as a Fortune World's Most Admired Company. CACI is a member of the Fortune 500™, the Russell 1000 Index, and the S&P MidCap 400 Index. For more information, visit caci.com.
There are statements made herein that do not address historical facts and, therefore, could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to risk factors that could cause actual results to be materially different from anticipated results. These risk factors include, but are not limited to, the following: our reliance on U.S. government contracts, which includes general risk around the government contract procurement process (such as bid protest, small business set asides, loss of work due to organizational conflicts of interest, etc.) and termination risks; significant delays or reductions in appropriations for our programs and broader changes in U.S. government funding and spending patterns; legislation that amends or changes discretionary spending levels or budget priorities, such as for homeland security or to address global pandemics; legal, regulatory, and political change from successive presidential administrations that could result in economic uncertainty; changes in U.S. federal agencies, current agreements with other nations, foreign events, or any other events which may affect the global economy, including the impact of global pandemics; the results of government audits and reviews conducted by the Defense Contract Audit Agency, the Defense Contract Management Agency, or other governmental entities with cognizant oversight; competitive factors such as pricing pressures and/or competition to hire and retain employees (particularly those with security clearances); failure to achieve contract awards in connection with re-competes for present business and/or competition for new business; regional and national economic conditions in the United States and globally, including but not limited to: terrorist activities or war, changes in interest rates, currency fluctuations, significant fluctuations in the equity markets, and market speculation regarding our continued independence; our ability to meet contractual performance obligations, including technologically complex obligations dependent on factors not wholly within our control; limited access to certain facilities required for us to perform our work, including during a global pandemic; changes in tax law, the interpretation of associated rules and regulations, or any other events impacting our effective tax rate; changes in technology; the potential impact of the announcement or consummation of a proposed transaction and our ability to successfully integrate the operations of our recent and any future acquisitions; our ability to achieve the objectives of near term or long-term business plans; the effects of health epidemics, pandemics and similar outbreaks may have material adverse effects on our business, financial position, results of operations and/or cash flows; and other risks described in our Securities and Exchange Commission filings.

Corporate Communications and Media:	Investor Relations:
Gino Bona, Executive Vice President, Corporate Communications	George Price, Senior Vice President, Investor Relations
(571) 597-2787, gino.bona@caci.com	(703) 841-7818, george.price@caci.com

CACI International Inc
Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three months ended
	9/30/2026	9/30/2025	% Change
Revenues	$2,474,597	$2,287,623	8.2%
Costs of revenues:
Direct costs	1,597,689	1,547,194	3.3
Indirect costs and selling expenses	550,113	473,856	16.1
Depreciation and amortization	79,267	54,298	46.0
Total costs of revenues	2,227,069	2,075,348	7.3
Income from operations	247,528	212,275	16.6
Interest expense and other, net	73,240	46,173	58.6
Income before income taxes	174,288	166,102	4.9
Income taxes	43,921	41,292	6.4
Net income	$130,367	$124,810	4.5%

Basic earnings per share	$5.90	$5.67	4.1%
Diluted earnings per share	$5.84	$5.63	3.7%
Weighted-average basic shares outstanding	22,100	21,994	0.5%
Weighted-average diluted shares outstanding	22,316	22,166	0.7%

CACI International Inc
Consolidated Balance Sheets (Unaudited)
(in thousands)

	9/30/2026	6/30/2026
ASSETS
Current assets:
Cash and cash equivalents	$279,389	$191,756
Accounts receivable, net	1,722,873	1,705,087
Prepaid expenses and other current assets	428,943	364,502
Total current assets	2,431,205	2,261,345

Goodwill	6,486,111	6,484,456
Intangible assets, net	2,018,764	2,072,991
Property, plant, and equipment, net	386,547	397,161
Operating lease right-of-use assets	390,617	381,980
Supplemental retirement savings plan assets	103,874	104,878
Other assets	130,417	116,833
Total assets	$11,947,535	$11,819,644

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$46,750	$46,750
Accounts payable	463,031	521,669
Accrued compensation and benefits	263,877	284,602
Other accrued expenses and current liabilities	732,931	670,911
Total current liabilities	1,506,589	1,523,932

Long-term debt, net of current portion	4,789,313	4,854,759
Supplemental retirement savings plan obligations, net of current portion	118,734	119,233
Deferred income taxes	407,454	376,580
Operating lease liabilities	447,236	431,769
Other liabilities	51,518	50,674
Total liabilities	7,320,844	7,356,947

Total shareholders’ equity	4,626,691	4,462,697
Total liabilities and shareholders’ equity	$11,947,535	$11,819,644

CACI International Inc
Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Three months ended September 30,
	9/30/2026	9/30/2025
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$130,367	$124,810
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	79,267	54,298
Amortization of deferred financing costs	1,241	1,196
Stock-based compensation expense	21,711	14,691
Deferred income taxes	26,445	22,273
Other	3,077	—
Changes in operating assets and liabilities, net of effect of business acquisitions:
Accounts receivable, net	(17,797)	(15,967)
Prepaid expenses and other assets	(67,263)	(41,587)
Accounts payable and other accrued expenses	10,698	63,747
Accrued compensation and benefits	(20,346)	(41,443)
Income taxes	4,648	(11,456)
Operating lease liabilities, net	(9,725)	(1,418)
Long-term liabilities	(1,009)	1,921
Net cash provided by operating activities	161,314	171,065
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(11,359)	(17,014)
Acquisitions of businesses, net of cash acquired	5,000	15,800
Net cash used in investing activities	(6,359)	(1,214)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings	1,211,500	541,000
Principal payments on borrowings	(1,278,188)	(682,688)
Proceeds from employee stock purchase plans	4,031	3,796
Repurchases of common stock	(4,406)	(4,085)
Payment of taxes for equity transactions	(71)	(261)
Net cash used in financing activities	(67,134)	(142,238)
Effect of exchange rate changes on cash and cash equivalents	(188)	(774)
Net change in cash and cash equivalents	87,633	26,839
Cash and cash equivalents, beginning of period	191,756	106,181
Cash and cash equivalents, end of period	$279,389	$133,020

	Revenues by Customer Type (Unaudited)
	Three months ended
(in thousands)	9/30/2026		9/30/2025		$ Change	% Change
Department of War	$1,354,257	54.8%	$1,179,626	51.5%	$174,631	14.8%
Intelligence Community	611,977	24.7	596,429	26.1	15,548	2.6
Federal civilian agencies	396,398	16.0	411,730	18.0	(15,332)	(3.7)
Commercial and other	111,965	4.5	99,838	4.4	12,127	12.1
Total	$2,474,597	100.0%	$2,287,623	100.0%	$186,974	8.2%

	Revenues by Contract Type (Unaudited)
	Three months ended
(in thousands)	9/30/2026		9/30/2025		$ Change	% Change
Cost-plus-fee	$1,306,307	52.8%	$1,382,630	60.5%	$(76,323)	(5.5)%
Fixed-price	821,826	33.2	611,493	26.7	210,333	34.4
Time-and-materials	346,464	14.0	293,500	12.8	52,964	18.0
Total	$2,474,597	100.0%	$2,287,623	100.0%	$186,974	8.2%

	Revenues by Prime or Subcontractor (Unaudited)
	Three months ended
(in thousands)	9/30/2026		9/30/2025		$ Change	% Change
Prime Contractor	$2,209,244	89.3%	$2,076,899	90.8%	$132,345	6.4%
Subcontractor	265,353	10.7	210,724	9.2	54,629	25.9
Total	$2,474,597	100.0%	$2,287,623	100.0%	$186,974	8.2%

	Revenues by Technology or Expertise (Unaudited)
	Three months ended
(in thousands)	9/30/2026		9/30/2025		$ Change	% Change
Technology	$1,449,336	58.6%	$1,300,732	56.9%	$148,604	11.4%
Expertise	1,025,261	41.4	986,891	43.1	38,370	3.9
Total	$2,474,597	100.0%	$2,287,623	100.0%	$186,974	8.2%

	Contract Awards (Unaudited)
	Three months ended
(in thousands)	9/30/2026	9/30/2025	$ Change	% Change
Contract awards	$4,828,329	$4,998,684	$(170,355)	(3.4)%

Note: Some percentages may vary slightly due to rounding.

Reconciliation of Net Income to Adjusted Net Income and Diluted EPS to Adjusted Diluted EPS (Unaudited)
Adjusted net income and adjusted diluted EPS are non-GAAP performance measures. We define adjusted net income and adjusted diluted EPS as GAAP net income and GAAP diluted EPS, respectively, excluding intangible amortization expense and the related tax impact as we do not consider intangible amortization expense to be indicative of our operating performance. We believe that these performance measures provide management and investors with useful information in assessing trends in our ongoing operating performance, provide greater visibility in understanding the long-term financial performance of the Company, and allow investors to more easily compare our results to results of our peers. These non-GAAP measures should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

	Three months ended
(in thousands, except per share data)	9/30/2026	9/30/2025	% Change
Net income, as reported	$130,367	$124,810	4.5%
Intangible amortization expense	54,313	36,033	50.7
Tax effect of intangible amortization[1]	(13,723)	(9,104)	50.7
Adjusted net income	$170,957	$151,739	12.7%

	Three months ended
	9/30/2026	9/30/2025	% Change
Diluted EPS, as reported	$5.84	$5.63	3.7%
Intangible amortization expense	2.43	1.63	49.1
Tax effect of intangible amortization[1]	(0.61)	(0.41)	48.8
Adjusted diluted EPS	$7.66	$6.85	11.8%

	FY27 guidance range
(in millions, except per share data)	Low end		High end
Net income	$579	---	$599
Intangible amortization expense	215	---	215
Tax effect of intangible amortization[1]	(54)	---	(54)
Adjusted net income	$740	---	$760

	FY27 guidance range
	Low end		High end
Diluted EPS	$25.96	---	$26.86
Intangible amortization expense	9.64	---	9.64
Tax effect of intangible amortization[1]	(2.42)	---	(2.42)
Adjusted diluted EPS	$33.18	---	$34.08

(1)Calculation uses an assumed full year statutory tax rate of 25.3% on non-GAAP tax deductible adjustments for September 30, 2026 and 2025.
Note: Numbers may not sum due to rounding.

Reconciliation of Net Income to Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) (Unaudited)
The Company views EBITDA and EBITDA margin, both of which are defined as non-GAAP measures, as important indicators of performance, consistent with the manner in which management measures and forecasts the Company’s performance. EBITDA is a commonly used non-GAAP measure when comparing our results with those of other companies. We define EBITDA as GAAP net income plus net interest expense, income taxes, and depreciation and amortization expense (including depreciation within direct costs). We consider EBITDA to be a useful metric for management and investors to evaluate and compare the ongoing operating performance of our business on a consistent basis across reporting periods, as it eliminates the effect of non-cash items such as depreciation of tangible assets and amortization of intangible assets primarily recognized in business combinations, which we do not believe are indicative of our operating performance. EBITDA margin is EBITDA divided by revenue. These non-GAAP measures should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

	Three months ended
(in thousands)	9/30/2026	9/30/2025	% Change
Net income, as reported	$130,367	$124,810	4.5%
Plus:
Income taxes	43,921	41,292	6.4
Interest income and expense, net	73,240	46,173	58.6
Depreciation and amortization expense, including amounts within direct costs	81,300	56,338	44.3
EBITDA	$328,828	$268,613	22.4%

	Three months ended
(in thousands)	9/30/2026	9/30/2025	% Change
Revenues, as reported	$2,474,597	$2,287,623	8.2%
EBITDA	328,828	268,613	22.4
EBITDA margin	13.3%	11.7%

Reconciliation of Net Cash Provided by Operating Activities to Net Cash Provided by Operating Activities Excluding MARPA and to Free Cash Flow (Unaudited)
The Company defines net cash provided by operating activities excluding MARPA, a non-GAAP measure, as net cash provided by operating activities calculated in accordance with GAAP, adjusted to exclude cash flows from CACI’s MARPA for the sale of certain designated eligible U.S. government receivables up to a maximum amount of $350.0 million. Free cash flow is a non-GAAP liquidity measure and may not be comparable to similarly titled measures used by other companies. The Company defines free cash flow as net cash provided by operating activities excluding MARPA, less payments for capital expenditures. The Company uses these non-GAAP measures to assess our ability to generate cash from our business operations and plan for future operating and capital actions. We believe these measures allow investors to more easily compare current period results to prior period results and to results of our peers. Free cash flow does not represent residual cash flows available for discretionary purposes and should not be used as a substitute for cash flow measures prepared in accordance with GAAP.

	Three months ended
(in thousands)	9/30/2026	9/30/2025
Net cash provided by operating activities, as reported	$161,314	$171,065
Cash provided by MARPA	(16,466)	(11,091)
Net cash provided by operating activities excluding MARPA	144,848	159,974
Capital expenditures	(11,359)	(17,014)
Free cash flow	$133,489	$142,960

	FY27 guidance
(in millions)	Current	Prior
Net cash provided by operating activities	$1,015	$1,015
Cash provided by MARPA	—	—
Net cash provided by operating activities excluding MARPA	1,015	1,015
Capital expenditures	(115)	(115)
Free cash flow	$900	$900